589 8th Avenue, 7th Floor New York, NY 10018 212.868.5940 PHONE 212.868.5947 FAX

Verification and Performance Examination Report

Sterling Capital Management, LLC

Two Morrowcroft Centre

4064 Colony Road, Suite 300

Charlotte, NC 28211

We have verified whether Sterling Capital Management, LLC (the Firm) (1) complied with all the composite construction requirements of the Global Investment Performance Standards (GIPS®) on a firm-wide basis for the periods from January 1, 2001 through December 31, 2013, and (2) designed its policies and procedures to calculate and present performance in compliance with the GIPS standards as of December 31, 2013. We have also examined the Firm’s Composites listed in Exhibit 1 (together, the Examined Composites) for the respective periods listed in Exhibit 1. The Firm’s management is responsible for compliance with the GIPS standards and the design of its policies and procedures and for the Examined Composites’ compliant presentations. Our responsibility is to express an opinion based on our verification and performance examinations. We conducted this verification and performance examinations in accordance with the required verification and performance examination procedures of the GIPS standards. We also conducted such other procedures as we considered necessary in the circumstances.

In our opinion, the Firm has, in all material respects:

•	Complied with all the composite construction requirements of the GIPS standards on a firm-wide basis for the periods from January 1, 2001 through December 31, 2013; and
•	Designed its policies and procedures to calculate and present performance in compliance with the GIPS standards as of December 31, 2013.

Also, in our opinion, the Firm has, in all material respects:

•	Constructed the Examined Composites and calculated the Examined Composites’ performance for the respective periods listed in Exhibit 1 as “Periods examined by ACA” in compliance with the GIPS standards; and
•	Prepared and presented the Examined Composites’ accompanying compliant presentations for the respective periods listed in Exhibit 1 as “Periods examined by ACA” in compliance with the GIPS standards.

This report does not relate to or provide assurance on any composite compliant presentation of the Firm other than the Firm’s Examined Composites listed in Exhibit 1.

ACA Performance Services, LLC

September 23, 2015

Exhibit 1

Examined Composites

Composite	Periods examined by ACA
Core Fixed Income	1/1/01 –12/31/13
Mid Cap Value	1/1/01 –12/31/13